Exhibit 99.2

INSGROUP, INC.

Consolidated Financial Statements (Unaudited)

September 30, 2020

INSGROUP, INC.

INSGROUP, INC.
Consolidated Balance Sheet
(Unaudited)

(in thousands, except share data)	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$11,647
Premiums, commissions and fees receivable, net	10,594
Prepaid expenses and other current assets	647
Due from related parties	51
Total current assets	22,939
Property and equipment, net	2,074
Other assets	2,351
Intangible assets, net	8,770
Goodwill	4,420
Total assets	$40,554

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$10,645
Producer commissions payable	2,571
Accrued expenses and other current liabilities	2,343
Current portion of long-term debt	2,278
Current portion of contingent earnout liabilities	1,523
Total current liabilities	19,360
Long-term debt, less current portion	13,172
Contingent earnout liabilities, net of current portion	1,510
Other liabilities	2,975
Total liabilities	37,017

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 72,165 shares issued and 59,815 shares outstanding	1
Additional paid-in capital	320
Retained earnings	8,794
Treasury stock at cost	(5,470)
Total stockholders' equity attributable to Insgroup, Inc	3,645
Noncontrolling interest	(108)
Total stockholders’ equity	3,537
Total liabilities and stockholders’ equity	$40,554

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Income
(Unaudited)

For the Nine Months Ended September 30, 2020
(in thousands)
Revenues:
Commissions and fees	$30,458

Operating expenses:
Commissions, employee compensation and benefits	20,776
Other operating expenses	3,952
Depreciation expense	427
Amortization expense	922
Total operating expenses	26,077

Operating income	4,381

Other income (expense):
Interest expense	(355)
Interest income	58
Other expense, net	(5)
Total other expense	(302)

Net income	4,079
Less: net loss attributable to the noncontrolling interest	(46)
Net income attributable to Insgroup, Inc.	$4,125

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Stockholders' Equity
(Unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total Stockholders' Equity Attributable to Insgroup, Inc	Noncontrolling Interest	Total Stockholders' Equity
(in thousands, except share data)	Shares	Amount
Balance at December 31, 2019	59,815	$1	$320	$8,565	$(5,259)	$3,627	$(62)	$3,565
Net income (loss)	—	—	—	4,125	—	4,125	(46)	4,079
Capital contribution	—	—	—	104	—	104	—	104
Shareholders' distributions	—	—	—	(4,000)	—	(4,000)	—	(4,000)
Purchase of treasury stock	—	—	—	—	(429)	(429)	—	(429)
Sale of treasury stock	—	—	—	—	218	218	—	218
Balance at September 30, 2020	59,815	$1	$320	$8,794	$(5,470)	$3,645	$(108)	$3,537

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Cash Flows
(Unaudited)

For the Nine Months Ended September 30, 2020
(in thousands)
Cash flows from operating activities:
Net income	$4,079
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	18
Depreciation and amortization	1,349
Changes in operating assets and liabilities:
Premiums, commissions and fees receivable	8,043
Prepaid expenses	(48)
Due from related parties	9
Other assets	79
Premiums payable to insurance carriers	(9,789)
Producer commissions payable	(148)
Accrued expenses and other current liabilities	(1,844)
Other liabilities	559
Net cash provided by operating activities	2,307

Cash flows from investing activities:
Purchases of property and equipment	(127)
Cash paid for business combinations, net of assets acquired	(4,997)
Cash paid for asset acquisition	(30)
Net cash used in investing activities	(5,154)

Cash flows from financing activities:
Proceeds from long-term debt	7,946
Payments on long-term debt	(628)
Proceeds from PPP loan	2,487
Payments on notes payable to related party	(1,720)
Payments of contingent earnout consideration	(953)
Contributions	104
Distributions	(4,000)
Purchase of treasury stock	(429)
Sale of treasury stock	218
Net cash provided by financing activities	3,025

Net increase in cash and cash equivalents	178
Cash and cash equivalents at beginning of period	11,469
Cash and cash equivalents at end of period	$11,647
See accompanying Notes to Consolidated Financial Statements.

Insgroup, Inc
Consolidated Statements of Cash Flows (Continued)
For the Nine Months Ended September 30,
(in thousands)	2020
Supplemental schedule of cash flow information:
Interest paid	$254
State franchise taxes paid	117
Disclosure of non-cash investing and financing activities:
Contingent fees related to business combinations and asset acquisitions	$1,819

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
(Unaudited)

1. Business and Basis of Presentation
Insgroup, Inc. (“Insgroup”) was incorporated in Texas in December 2000 and operates as an independent insurance agency providing property, casualty, life, health and other insurance services to commercial enterprises and individuals. The Company is based in Houston, Texas.
Insgroup - Dallas, LLC (“Insgroup - Dallas”) was established in 2019 in order to do business in and around Dallas, Texas for purpose of acting as a broker for the sale of property, casualty and employee benefits insurance. Insgroup - Dallas is a 70% owned subsidiary of Insgroup.
The consolidated financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of Insgroup and Insgroup - Dallas (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation.
Interim Financial Reporting
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and related notes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for fair statement have been included.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition, including determination of allowances for estimated policy cancellations, and the determination of the fair value for the purpose of applying Accounting Standards Codification (“ASC”) Business Combinations (Topic 805).
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in Accounting Standards Codification (“ASC”) Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The FASB has subsequently issued several additional ASUs related to leases, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-02 and extended the adoption date for nonpublic business entities. This guidance is effective for the fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

Notes to Consolidated Financial Statements
(Unaudited)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which amends the guidance on goodwill. Under ASU 2017-04, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, while not exceeding the carrying value of goodwill. ASU 2017-04 eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all its assets and liabilities as if that reporting unit had been acquired in a business combination. The guidance is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.
2. Business Combinations and Asset Acquisitions
During January 2020, the Company purchased certain assets, including intellectual and intangible rights, and assumed certain liabilities of Harris F. Underwood III, Inc. and its principals (“Underwood”). The transaction had an effective date of January 1, 2020. The acquisition qualified as a business combination in accordance with ASC Topic 805, Business Combinations (“Topic 805”) and, accordingly, total consideration was first allocated to the fair value of assets acquired as of the date of acquisition, including liabilities assumed, with the excess being recorded as goodwill. For financial statement purposes, goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event or change in circumstances occurs that indicates goodwill may be impaired. Goodwill is deductible for tax purposes and will be amortized over a period of 15 years.
The recorded purchase price for certain of the foregoing business combination includes an estimation of the fair value of contingent consideration obligations associated with potential earnout provisions, which are generally based on recurring commissions and fees revenue. Any subsequent changes in the fair value of contingent earnout liabilities will be recorded in the consolidated statement of operations when incurred.
The operating results of the Underwood business combination has been included in the consolidated statement of operations since the effective date. The Company recognized total revenues and net income from Underwood of $1.66 million for the nine months ended September 30, 2020.

Acquisition-related costs incurred in connection with these business combinations are recorded in other operating expenses in the consolidated statement of income. The Company incurred acquisition-related costs for the Underwood acquisition of $249,000 for the nine months ended September 30, 2020, which are included in other operating costs within the consolidated statement of income.

Notes to Consolidated Financial Statements
(Unaudited)

The table below provides a summary of the total consideration and the estimated purchase price allocation made for the Underwood business combination (in thousands):

Amount
Cash consideration paid	$4,997
Fair value of contingent earnout consideration	1,730
Total consideration	$6,727

Premiums, commissions and fees receivable	$1,392
Property and equipment	46
Customer list	2,122
Goodwill	4,420
Total assets acquired	7,980
Premiums payable to insurance companies	(1,253)
Total liabilities acquired	(1,253)
Net assets acquired	$6,727
Due to the complexity of valuing the consideration paid and the purchase price allocation and the timing of these activities, certain amounts included in the consolidated financial statements may be provisional and subject to additional adjustments within the measurement period as permitted by Topic 805. Any measurement period adjustments related to the estimation of fair value for prior period business combinations are reflected as current period adjustments in accordance with Topic 805. There were no measurement period adjustments during the nine months ended September 30, 2020.
During January 2020, the Company completed the acquisition of substantially all of the assets of a company, which included customer lists. The Company accounted for the acquisition as an asset acquisition under Topic 805 as the gross value of the assets acquired related to substantially all of the fair value being concentrated in a single asset or group of assets (i.e. customer lists). The aggregate purchase price of the acquisition was $119,000, which included $30,000 of cash consideration paid and $89,000 of contingent consideration liability at fair value. The total consideration was allocated to the customer list acquired. The aggregate purchase price is an estimation of the fair value of contingent consideration obligations associated with potential earnout provisions, which is based on future revenues.
3. Revenue
The following table disaggregates commissions and fees revenue by major source:

For the Nine Months Ended September 30, 2020
(in thousands)
Direct bill (1)	$12,902
Agency bill (2)	13,134
Profit-sharing revenue (3)	3,179
Service fee revenue (4)	867
Other income	376
Total commissions and fees	$30,458
__________
(1)    Direct bill revenue represents commission revenue earned by facilitating the arrangement between individuals or businesses and insurance carriers by providing insurance placement services to clients with insurance carriers, primarily for private risk management, commercial risk management and employee benefits insurance types.

Notes to Consolidated Financial Statements
(Unaudited)

(2)    Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain insurance carriers.
(3)    Agency bill revenue represents commission revenue earned through the distribution of insurance products to consumers using a network of agents and brokers on behalf of various insurance carriers. The Company acts as an agent on behalf of the insured for the term of the insurance policy.
(4)    Service fee revenue represents negotiated fees charged in lieu of a commission for providing agent related services to clients on behalf of insurance carriers.
The application of Topic 606 requires the use of management judgment. The following are the areas of most significant judgment as it relates to Topic 606:
•The Company considers the policyholders as representative of its customers.
•The Company recognizes separately contracted commissions revenue at the effective date of insurance placement and considers any ongoing interaction with the customer to be immaterial in the context of the contract.
•Variable consideration includes estimates of direct bill commissions, a reserve for policy cancellations and an estimate of profit-sharing income.
•Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.
Contract Assets
Contract assets arise when the Company recognizes revenue for amounts that have not yet been billed. The Company had $2.7 million of contract assets at September 30, 2020, which are included in premiums, commissions and fees receivable, net on the consolidated balance sheet.
Deferred Commission Expense
The Company pays an incremental amount of compensation in the form of producer commissions on new business. In accordance with ASC Topic 340, Other Assets and Deferred Costs, these incremental costs are deferred and amortized over five years, which represents management’s estimate of the average benefit period. Deferred commission expense represents employee commissions that are capitalized and not yet expensed.
The table below provides a rollforward of deferred commission expense, which is included as a component of other assets on the consolidated balance sheet (in thousands):

For the Nine Months Ended September 30, 2020

Balance at beginning of year	$2,064
Costs capitalized	467
Amortization	(552)
Balance at end of year	$1,979

Notes to Consolidated Financial Statements
(Unaudited)

4. Intangible Assets, Net
The Company recognizes certain separately identifiable intangible assets acquired in connection with business combinations and asset acquisitions.
Intangible assets, net consists of the following (in thousands):

September 30, 2020
Customer lists and other	$12,039
Less: accumulated amortization	(3,269)
Net carrying value	$8,770
Amortization expense recorded for customer lists was $922,000 for the nine months ended September 30, 2020.
Future annual estimated amortization expense over the next five years for intangible assets is as follows (in thousands):

Year Ending September 30, 2020	Amount
2021	$875
2022	819
2023	767
2024	718
2025	672
5. Line of Credit
The Company had a revolving line of credit agreement with an aggregate capacity of up to $1.0 million in borrowing, which has a maturity date of March 2021. The line accrued interest daily at the one-month London Interbank Offered Rate ("LIBOR") plus 3.00%, and is secured by property. There was no balance on the revolving line at September 30, 2020.
6. Long-Term Debt
The Company has other notes payable which consisted of the following (in thousands):

September 30, 2020
$12,550,000 term loan payable to Lake Forest Bank & Trust Company, due in annual principal payments and quarterly interest payments at the 1-month London Inter-bank Offered Rate (“LIBOR”) plus 3.00%, through January 17, 2025.	$11,923
$2,487,000 loan payable under the Paycheck Protection Program & Trust Company. The unforgiven portion of the loan is payable over two years at an interest rate of 1% after a six-month deferral.	2,487
$1,250,000 note payable to premium financing company. Fee income earned on financing policies is applied to the note balance. The note bears no interest and matures in April 2023.	1,070
Less unamortized debt issuance costs	(30)
Total long-term debt	15,450
Less current maturities	(2,278)
Long-term debt, less current maturities	$13,172

Notes to Consolidated Financial Statements
(Unaudited)

In January, 2020, the Company consolidated its outstanding term loans and increased the principal balance owed to $12.55 million. The loan accrues interest equal to LIBOR plus 3% and is due in staggered payments of principal and interest beginning September 30, 2020, with a final balloon payment of principal and interest on January 17, 2025.
The Company applied for and received a forgivable Paycheck Protection Loan of $2.5 million as provided under the Federal Coronavirus Aid, Relief and Economic Security Act and the loan was funded on April 13, 2020. Under the terms of the loan, the balance is forgivable to the extent the proceeds are used for certain qualified costs for the applicable period and that certain employment levels are maintained.
To the extent a portion of the loan does not meet the criteria to be forgiven, such amount is due on April 13, 2022 and carries an interest rate of 1%. The Company has used all of the proceeds for eligible costs and expects the total amount of funds received to be forgiven subsequent to the issuance of the consolidated financial statements. A formal request for forgiveness was submitted on October 15, 2020. Upon receipt of a legal release from the obligation, the Company will record a gain on the extinguishment of debt equal to the amount forgiven.
Future principal maturities of long-term debt are as follows (in thousands):

For the Year Ending December 31,	Amount
2021	$2,278
2022	2,654
2023	1,610
2024	1,378
2025	7,530
Total	$15,450
7. Related Party Transactions
The shareholders of the Company borrowed funds from a bank to purchase Company common stock from other shareholders. As of September 30, 2020, the total balance of shareholder bank loans was approximately $3.0 million. The Company has provided a guarantee of repayment of these individual shareholder bank loans and the balance of the loans have not been included as a liability to the Company. The Company has not been notified of any defaults under these loans through the date of this report.
During 2020, the Company sold 370 shares from treasury stock to shareholders at $589 per share, resulting in a reduction to treasury stock of $218,000. The Company held 12,3032 treasury shares at September 30, 2020.
The Company had a promissory note with the estate of a former shareholder related to 6,000 of the shareholder's total shares. The note provided for interest at the Wall Street Journal prime rate plus 1% and matured July 31, 2023, with principal and interest payments due in 60 monthly installments. The Company repaid the promissory note in full during the nine months ended September 30, 2020.
8. Commitments and Contingencies
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Notes to Consolidated Financial Statements
(Unaudited)

9. Subsequent Events
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company's operating results. The resulting forced closures and results decrease in economic activity would negatively impact the Company's business as it impacts our client base. The depth and duration of the impact is currently still uncertain. Should the closures continue for an extended period of time or should the effects of the coronavirus continue to spread or recur, the effects could have material adverse results on the Company's financial position, results of operations and cash flows.
Effective November 1, 2020, the Company purchased certain assets and intellectual and intangible rights and assumed certain liabilities of Benefit Design Consultants Brokerage. The Agreement was made to expand its benefits business presence in Texas. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.
Effective November 1, 2020, the Company purchased certain assets and intellectual and intangible rights and assumed certain liabilities of EPSI Benefits, Inc. The Agreement was made to expand its benefits business presence in Texas. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.
On November 30, 2020, the Company sold its outstanding equity interests pursuant to a stock purchase agreement with an unrelated third party for consideration consisting of $100.4 million of cash and consideration payable, 87,093 shares of the purchaser's Class A common stock, 3,857,622 shares of the purchaser's Class B common stock and maximum potential contingent earnout consideration of $66.1 million based upon the achievement of certain post-closing revenue focused performance measures. As part of the closing transaction, the Company's long-term debt obligations were repaid in full or otherwise satisfied. The transaction resulted in a change in control.
The Company has evaluated events and transactions occurring subsequent to September 30, 2020 as of December 7, 2020, the date the consolidated financial statements were available to be issued.